                           [Lenfest Group Letterhead]



                                                               December 24, 1997


Mr. Alan McGlade
President and CEO
1221 Collins Avenue
Miami Beach, FL 33139

          Re:  Letter Agreement dated September 17, 1994 ("Letter Agreement")
               --------------------------------------------------------------

Dear Alan:

     In light of the Agreement and Plan of Merger dated as of August 12, 1997 among The Box Worldwide, Inc. ("BOX"), TCI Music, Inc. ("TCIM") and TCI Music Acquisition Sub, Inc., it is appropriate to clarify the impact of the transactions contemplated by that Agreement on the option for BOX stock granted under the Letter Agreement between me and StarNet (the "Option") which I have attached.

     Upon the completion of the merger contemplated by the Merger Agreement, the 200,000 shares of common stock which are the subject of the Option to you under the Letter Agreement (the "Underlying BOX Common"), have been exchanged for 14,000 shares of TCI Music Class A Convertible Preferred Stock (the "TCIM Preferred"), in accordance with the exchange ratio set out in the Merger Agreement.

     The Option will continue on the same terms as set forth in the Letter Agreement, provided that (1) the shares subject to the Option shall be 14,000 shares of TCIM Preferred (the "Option Shares") issued in the Merger and (2) the exercise price per share shall be adjusted accordingly, and shall be equal to $250,000 divided by 14,000. If the TCIM Option Shares are subsequently converted into TCI Music Series A Common Stock, the exercise price for the underlying 42,000 shares of TCI Music Series A Common Stock shall be equal to $250,000 divided by 42,000.

     If TCIM subdivides the TCIM Preferred into a greater number of shares, or combines them into a smaller number of shares, or engages in a business combination or reclassification, re-capitalization or reorganization that effects the TCIM Preferred such that an adjustment is required in order to preserve the benefits under the Option, then such adjustments shall be made as are equitable and appropriate, to any or all of (1) the number and kind of shares for which the Option is exercisable, and (2) the exercise price for such shares, as shall be appropriate, to preserve the benefits under the Letter Agreement.

     If the above correctly sets forth our agreement, kindly acknowledge your agreement by signing and returning the enclosed copy of this letter.

                                              Best regards,


                                              /s/  H.F. Lenfest
                                              ----------------------------
                                              H.F. Lenfest

Intending to be legally bound hereby, the undersigned accepts and agrees to the foregoing modification of the Option.

Alan McGlade

-----------------------------

Date:____________________

                           [Lenfest Group Letterhead]




                                                              September 17, 1994


Alan McGlade
116 Harvey Lane
Chadds Ford, PA  19317

Dear Alan:

The following will reflect our understanding:

1.   Your position as President of StarNet will end December 31, 1994.

2. You agree to provide whatever counsel is needed without compensation on StarNet matters in the calendar year 1995.

3. Should you be appointed CEO of VJN, Inc. ("VJN"), you will receive an option by StarNet to purchase 200,000 shares of VJN stock at an exercise price of $1.25 per share and you shall have the right to exercise the option at any time prior to January 1, 1999. The exercise of the option may be in partial amounts. However, you will be limited to the sale of no more than 66,666 of the shares in the first year after the grant of the option, 66,666 of the shares in the second year after the grant of the option and 66,668 of the shares in the third year after the grant of the option. StarNet shall have the right, if it so chooses, to place the 200,000 shares of VJN stock in escrow to assure that the above limitation on sale is adhered to. Any shares remaining on January 1, 1999 upon which your option has not been exercised, will be returned to StarNet or its successor or as instructed by either.

4. In the event that StarNet decides to sell two thirds or more of its VJN stock, you shall have the right to piggybank any or all of the option share without any of the limitations on the sale of stock in paragraph 3.

5. Repayment of the present outstanding loan from our company in the amount of $100,000 and interest will be waived on January 2, 1995 and such waiver shall be deemed to be repayment in full of the outstanding loan.

Alan McGlade
September 17, 1994
Page 2


6. Upon your appointment as CEO of VJN, and in consideration of the other terms of this letter, you agree to relinquish all carried interest or other interest of any kind in StarNet and to provide a general release and other documentation as may be required by our company.

If the above correctly sets forth our understanding, kindly acknowledge your agreement by signing and returning the enclosed copy of this letter.

                                                Sincerely,


                                                /s/ H.F. (Gerry) Lenfest
                                                -----------------------------
                                                H.F. (Gerry) Lenfest

Accepted this 20th day of September, 1994.


/s/ Alan McGlade
------------------------
Alan McGlade


AM:ar